As filed with the Securities and Exchange Commission on April 27, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KELLOGG COMPANY
(Exact name of registrant as specified in its charter)

Delaware	38-0710690
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Kellogg Square, Battle Creek, Michigan	49016-3599
(Address of Principal Executive Offices)	(Zip Code)
Kellogg Company 2009 Non-Employee Director Stock Plan
(Full title of the plan)
Gary H. Pilnick
Senior Vice President, General Counsel, Corporate Development and Secretary
One Kellogg Square
Battle Creek, Michigan 49016-3599
Telephone: (269) 961-2000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Amount of
Title of securities to be	Amount to be	Proposed maximum	Proposed maximum	registration
registered	registered(1)	offering price per share	aggregate offering price	fee
Common Stock, par value $0.25 per share	500,000 shares	$38.93 (2)	$19,465,000 (2)	$1,086.00 (2)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional shares of Common Stock which may be issuable under the plan to reflect stock splits, stock dividends, mergers and other capital changes.

(2)	Estimated pursuant to Rule 457(c) and 457(h) solely for purposes of calculating the amount of the registration fee based upon the average of the high and low prices reported for shares of the registrant’s common stock as reported on the New York Stock Exchange on April 24, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
          The documents containing the information specified in Item 1 of Part I will be delivered to participants in the plan covered by this registration statement, in accordance with Form S-8 and Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
          The written statement required by Item 2 of Part I is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, which have been filed by the registrant (Commission File No. 1-4171) with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated in this registration statement by reference:
          (a) The registrant’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009.
          (b) The registrant’s Current Reports on Form 8-K filed on February 24, 2009 and April 27, 2009.
          (c) The description of the registrant’s common stock, par value $0.25 per share, which is contained in the registrant’s Current Report on Form 8-K filed on April 27, 2009, including any subsequent amendment or any report filed for the purpose of updating that description.
          All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
          Not applicable.

Item 5. Interests of Named Experts and Counsel.
          Gary H. Pilnick, who has rendered an opinion as to the validity of the common stock being registered by this registration statement, is an officer of the registrant and, as of April 15, 2009, beneficially owned 64,599 shares of our common stock (of which 11,000 shares are restricted) and held options to purchase 396,971 shares of our common stock.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation’s best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his or her conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him or her and incurred by him or her in any indemnified capacity, or arising out of his or her status as such, regardless of whether the corporation would otherwise have the power to indemnify him or her under the DGCL.
          In addition, Section 102 of the DGCL allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock repurchase in violation of the DGCL or (iv) obtains an improper personal benefit.
          Kellogg Company’s Bylaws and Restated Certificate of Incorporation grant indemnification to such persons to the extent permitted by Delaware law and authorize the purchase of insurance to cover liabilities asserted against such persons.
Item 7. Exemption from Registration Claimed.
          Not applicable.

Item 8. Exhibits.
                    The exhibits filed as part of this registration statement are listed on the Exhibit Index that follows the signature page of this registration statement.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Battle Creek, State of Michigan, on April 27, 2009.

KELLOGG COMPANY
By:	/s/ A. D. David Mackay
A. D. David Mackay
President and Chief Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities indicated on April 27, 2009.

Signature	Title

/s/ A. D. David Mackay A. D. David Mackay	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ John A. Bryant John A. Bryant	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)

/s/ Alan R. Andrews Alan R. Andrews	Vice President and Corporate Controller (Principal Accounting Officer)

*	Chairman of the Board and Director
James M. Jenness

*	Director
Benjamin S. Carson Sr.

*	Director
John T. Dillon

*	Director
Gordon Gund

*	Director
Dorothy A. Johnson

*	Director
Donald R. Knauss

*	Director
Ann McLaughlin Korologos

*	Director
Rogelio M. Rebolledo

*	Director
Sterling K. Speirn

*	Director
Robert A. Steele

*	Director
John L. Zabriskie

* By:	/s/ Gary H. Pilnick As Attorney-in-Fact

Kellogg Company
EXHIBIT INDEX
to
Form S-8 Registration Statement

Exhibit
Number	Description

4.1	Amended Restated Certificate of Incorporation of Kellogg Company, incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-8, file number 333-56536.

4.2	Bylaws of Kellogg Company, as amended, incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed on April 27, 2009, file number 1-4171.

5.1	Opinion of Gary H. Pilnick.

10.1	Kellogg Company 2009 Non-Employee Director Stock Plan.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Kellogg Company.

23.2	Consent of Gary H. Pilnick (contained in Exhibit 5.1)

24.1	Power of Attorney